Exhibit 3.1

DIALOGIC INC.

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Dialogic Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The name of this corporation is Dialogic Inc. The original name of the Corporation was Softswitch Enterprises, Inc. and the date of filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 18, 2001.

ARTICLE I: NAME.

The name of this corporation is Dialogic Inc. (the “Corporation”).

ARTICLE II: REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III: PURPOSE.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV: AUTHORIZED SHARES.

The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of capital stock, $0.001 par value per share. All such shares are of one class and are shares of common stock (“Common Stock”). The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V: BYLAW PROVISIONS.

A. AMENDMENT OF BYLAWS. Subject to any additional vote required by this Seventh Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) or the bylaws of the Corporation (the “Bylaws”), in furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

B. NUMBER OF DIRECTORS. Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

C. BALLOT. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D. MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VI: DIRECTOR LIABILITY.

A. LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B. INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

C. MODIFICATION. Any amendment, repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

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IN WITNESS WHEREOF, the Corporation has caused this Seventh Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this 24th day of November 2014.

DIALOGIC INC., a Delaware corporation

By:	/s/ Anthony Housefather

Name:	Anthony Housefather
Title:	EVP Corporate Affairs and General Counsel